Exhibit 99.4

Bear, Stearns & Co. Inc.
383 Madison Avenue
New York, N. Y. 10179
212-272-2000
www.bearstearns.com
 David M. Platter
Senior Managing Director
Tel 212-272-7720
Fax 212-881-9423
dplatter@bear.com

May 21, 2002

CONSENT OF BEAR, STEARNS & CO. INC.

        We hereby consent to the inclusion of our opinion letter dated April 27, 2002 to the Board of Directors of Trigon Healthcare, Inc. as Appendix D to the Joint Proxy Statement/Prospectus which forms part of the Registration Statement on Form S-4 relating to the proposed merger of Trigon Healthcare, Inc. with and into a wholly-owned subsidiary of Anthem, Inc. and to the references to such opinion in such Joint Proxy Statement/Prospectus under the headings "Summary—Opinion of Trigon's Financial Advisor", "The Merger—Background of the Merger", "The Merger—Trigon's Reasons for the Merger; Recommendation of Trigon's Board of Directors—Bear, Stearns & Co. Inc. Opinion" and "The Merger—Opinion of Trigon's Financial Advisor—Bear, Stearns & Co. Inc." In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Securities Act"), or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of "experts" as used in the Securities Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

BEAR, STEARNS & CO. INC.
By:	/s/ DAVID PLATTER Name: David Platter Title: Senior Managing Director